                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                Contact:
                                                     Samuel Cypert
                                                     313-792-6646








                            MASCO CORPORATION REPORTS
                        FIRST QUARTER SALES AND EARNINGS
                AND FORECASTS RECORD SALES AND EARNINGS FOR 2003



         Taylor, Michigan (May 6, 2003) -- Masco Corporation (NYSE:MAS) today reported that net sales for the first quarter ended March 31, 2003, aided by acquisitions, increased 19 percent to a first quarter record $2.5 billion, compared with $2.1 billion for the first quarter of 2002. Net income for the quarter was $165.8 million and earnings per common share increased to $.32, compared with $.12 per common share for the 2002 first quarter (including a $.19 per common share non-cash goodwill impairment charge).

         Operating profit margins in the 2003 first quarter were negatively impacted by sales being somewhat lower than expected due to adverse weather conditions in certain markets and by higher energy, insurance and pension costs.

         The Company's favorable sales performance has continued early in the current quarter, and, based on present business trends, the Company believes that second quarter earnings should approximate $.43 to $.45 per common share and, as previously forecast, expects to achieve record sales and earnings for 2003 with full-year earnings in a range of $1.65 to $1.70 per common share.

         Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.



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         A conference call regarding the Company's first quarter 2003 sales and earnings is scheduled for Tuesday, May 6, 2003 at 10:30 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (913) 981-4910 (confirmation #624313). The conference call will be webcast simultaneously on the Company's website at www.masco.com and supplemental material, including the financial data referred to on the call and a reconciliation of all non-GAAP information provided on the call will also be available on the website. A replay of the call will be available on Masco's website or by phone by dialing (719) 457-0820 (replay access code #624313) approximately two hours after the end of the call and will continue through May 12, 2003.

         Masco Corporation's press releases and other information are available through the Company's toll free number, 1-800-MAS-NEWS, or you may visit Masco's website at www.masco.com.



                                     # # # #





























Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com.

MASCO CORPORATION ANNOUNCES
FIRST QUARTER SALES AND EARNINGS


Amounts are in thousands, except per share data.

                                                                                        Three Months Ended
                                                                                             March 31
                                                                                  ----------------------------
                                                                                      2003            2002
                                                                                  -----------      -----------
Net Sales                                                                         $ 2,498,300      $ 2,100,000

Cost of Sales                                                                       1,744,540        1,454,050
                                                                                  -----------      -----------

     Gross Profit                                                                     753,760          645,950

Selling, General and Administrative Expenses                                          452,380          355,350

(Income) Regarding Litigation Settlement                                              (13,520)           ---
                                                                                  -----------      -----------

Operating Profit                                                                      314,900          290,600

Other Income (Expense), net                                                           (55,050)         (63,000)
                                                                                  -----------      -----------

     Income before Income Taxes, Minority
           Interest and Cumulative Effect of
           Accounting Change, net                                                     259,850          227,600

Income Taxes                                                                           90,400           77,400
                                                                                  -----------      -----------

Income before Minority Interest and Cumulative
     Effect of Accounting Change, net                                                 169,450          150,200

Minority Interest                                                                       3,650            ---
                                                                                  -----------      -----------

Income before Cumulative Effect of Accounting Change, net                             165,800          150,200

Cumulative Effect of Accounting Change, net                                             ---            (92,400)
                                                                                  -----------      -----------

Net Income                                                                        $   165,800      $    57,800
                                                                                  ===========      ===========

Earnings Per Common Share (Diluted):
     Income before Cumulative Effect
          of Accounting Change, net                                               $      0.32      $      0.31
     Cumulative Effect of Accounting
          Change, net                                                                   ---              (0.19)
                                                                                  -----------      -----------
     As Reported                                                                  $      0.32      $      0.12
                                                                                  -----------      -----------

Average Diluted Common Shares
     Outstanding                                                                      519,600          483,900
                                                                                  ===========      ===========

                                                                    EXHIBIT 99.2


                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS



The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. See the attached tables for supplemental financial data and the corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2003 and March 31, 2002. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for the Company's reported results prepared in accordance with GAAP.



FIRST QUARTER 2003


- Net sales, aided by acquisitions, were a first quarter record, increasing 19 percent, with North American sales increasing 11 percent and International sales increasing 66 percent. Stronger sales to non-retail customers, sales of acquired companies (particularly Service Partners in our Installation Group and Hansgrohe AG in our International Plumbing Products Group) and the favorable impact of foreign currencies more than offset slower sales growth with certain of the Company's retail customers.

- Excluding acquisitions and divestitures, first quarter 2003 consolidated net sales increased five percent compared with first quarter 2002 sales; North American sales increased two percent and International sales increased 20 percent. In local currencies, International sales were flat compared with 2002.

- The first quarter two percent organic growth in North America is below the Company's historic rate of internal growth. Given the economic challenges in the first quarter, including adverse weather conditions, the Iraqi war, and higher energy costs reducing consumer disposable income, this lower rate of growth compares favorably with most of our peer group. The Company expects that its organic growth rate for the remainder of the year should be higher than that achieved in the first quarter.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FIRST QUARTER 2003 (CONTINUED)


- The Company reported net income of $165.8 million or $.32 per common share, at the higher end of the Company's previously forecast earnings guidance range of $.30-$.32 per common share.

- The Company estimates that adverse weather conditions (particularly impacting new residential construction sites) reduced first quarter 2003 sales by approximately 2-3 percent from what was anticipated at the beginning of the quarter, resulting in earnings per common share being $.02-$.03 lower than originally expected. Historically, a substantial portion of weather-deferred sales are usually recovered later in the year.

     As previously announced, first quarter earnings were also adversely affected by the expense resulting from the accelerated vesting of deferred compensation due to the recent unexpected passing of Masco's President, which reduced earnings by approximately $.03 per common share. In addition, the Company estimates that higher energy prices impacting material, freight and other operating costs during the quarter reduced earnings by approximately $.02 per common share. The Company also incurred higher-than-normal expenses in the quarter related to the installation of new Color Solutions Centers at Home Depot stores, the planned rollout of a new paint product line at Wal-Mart and certain plant start-up costs.

     These reductions were partially offset by $.01 per common share of realized gains from the sale of marketable securities and $.02 per common share of insurance recovery income related to the Behr litigation. The Company expects further insurance recoveries related to the Behr litigation later in the year.

- Key retailer sales growth in the quarter increased four percent, compared with an increase of three percent in the fourth quarter of 2002. Combined sales to Home Depot, Lowe's and Wal-Mart in the first quarter of 2003, increased by approximately three percent compared with a strong 18 percent in the 2002 first quarter.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FIRST QUARTER 2003 (CONTINUED)

- Sales by segment in the 2003 first quarter versus the 2002 first quarter were:

     -   Cabinets and Related Products sales were up seven percent;

     -   Plumbing Products sales were up 32 percent;

     -   Installation and Other Services sales were up 39 percent;

     -   Decorative Architectural Products sales were relatively flat; and

     -   Other Specialty Products sales increased 23 percent.

-    Gross margins were 30.2 percent in the 2003 first quarter compared with
     30.8 percent in 2002. The decrease reflects lower than expected sales due to adverse weather and increased energy, insurance and pension costs as well as relatively higher sales in product segments with somewhat lower margins.

- Operating margins decreased to 12.6 percent compared with 13.8 percent in the first quarter of 2002. Lower operating margins reflect $21 million of accelerated benefit expense related to the unexpected passing of the Company's President as well as the items noted above which lowered gross margins, partially offset by $14 million of Behr litigation insurance recovery.

- SG&A expense as a percent of sales was 18.1 percent compared with 16.9 percent in the 2002 first quarter. SG&A expense in the 2003 first quarter included the above-mentioned accelerated benefit expense. Excluding the benefit expense, SG&A expense would have been 17.3 percent of sales.

- General corporate expense was 1.1 percent of sales in the first quarter of both 2003 and 2002.

- Inventory days were 60 days at March 31, 2003 compared with 55 days at March 31, 2002.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FIRST QUARTER 2003 (CONTINUED)

- Accounts receivable at the end of the first quarter were 56 days compared with 58 days a year ago, despite extended payment terms with certain customers.

- Accounts payable days at the end of the first quarter improved to 35 days from 24 days a year ago, as we continue to negotiate more favorable supplier terms.

- Working capital at March 31, 2003 (defined as accounts receivable and inventories less accounts payable) improved to 21.9 percent of the last twelve months of sales from 22.1 percent a year earlier.

- Internal growth and working capital management all contributed to improvement in the last twelve months of operating profit return (excluding the charge for the Behr litigation, net) on net operating assets (defined as accounts receivable, inventory, property and equipment, goodwill and other intangibles less accounts payable) to 17.9 percent for the 2003 first quarter compared with 16.9 percent for the comparable period in 2002.

- The Company's tax rate was 34.8 percent in the first quarter of 2003 compared with 34.0 for the comparable period of the prior year. The rate increase is principally the result of recent acquisitions increasing the proportion of domestic income, which is generally taxed at higher rates than foreign income. The Company anticipates that its tax rate for 2003 will approximate 35 percent.

- At the end of the quarter, the Company had a strong balance sheet, with approximately $1.1 billion in cash and marketable securities and $2 billion in unused bank lines.

- Debt as a percent of total capitalization was 47 percent at both March 31, 2003 and December 31, 2002.

- The Company repurchased approximately 14 million common shares during the quarter. Approximately two million of these shares were used for employee long-term stock incentive plans.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FIRST QUARTER 2003 (CONCLUDED)

- As previously announced, beginning January 1, 2003, the Company will expense stock options on a prospective basis.

- The weighted average diluted shares outstanding for the quarter were 519.6 million (528.5 million for the quarter ended December 31, 2002). Shares outstanding at the end of the quarter, including the reduction for shares repurchased and for the portion not included in the first quarter weighted average shares outstanding, would have been approximately 514 million. Contingently issuable shares utilized in the calculation of earnings per share in the first quarter were based on a quarter end share price of $18.62.

- As previously announced, in late January 2003 the Company acquired PowerShot Tool Company, Inc., a leading manufacturer of fastening products, including staple guns, glue guns, hammer tackers and riveting products, headquartered in Florham Park, New Jersey.



FULL-YEAR OUTLOOK

- In the second quarter of 2003, the Company completed the sale of its 42 percent equity interest in Emco Limited for cash proceeds of approximately $75 million. The sale resulted in a pre-tax gain of approximately $5 million to the Company.

- In early May 2003, Masterchem, makers of KILZ(R) brand primers, announced a new product launch, KILZ(TM) Casual Colors(TM) one-coat latex paint. Available in a variety of finishes and colors for interior and exterior use, this line will be offered in select Wal-Mart stores throughout the United States. The line will be sold in a new non-traditional container designed specifically for ease of carrying, lifting and pouring.

- Because the first quarter is seasonally a low quarter for Masco, sales and earnings per common share in the last three quarters of 2003 should average higher than the first quarter results, contributing to significantly improved sales and earnings for the full-year 2003.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FULL-YEAR OUTLOOK (CONCLUDED)

- Masco's favorable sales performance has continued early in the current quarter, and, based on present business trends, the Company continues to be guardedly optimistic and anticipates that its earnings per common share for the second quarter of 2003 should approximate $.43 to $.45 per common share and, as previously forecast, expects to achieve record sales and earnings for 2003 with full-year earnings in a range of $1.65 to $1.70 per common share.


Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com.